Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Record Second Quarter 2008 Results

DENVER – August 5, 2008 – Bill Barrett Corporation (NYSE: BBG) today reported second quarter 2008 operating results highlighted by:

•	Production growth, up 28% from the prior year period to 19.2 billion cubic feet equivalent (Bcfe)

•	Discretionary cash flow growth, up 106% from the prior year period to $113.4 million or $2.50 per diluted common share and $5.90 per million cubic feet equivalent (Mcfe)

•	Net income growth, up 243% from the prior year period to $34.0 million or $0.75 per diluted common share

Chairman and Chief Executive Officer, Fred Barrett, commented:

“The second quarter 2008 marks another particularly strong quarter, achieving record production, cash flow and earnings. We are building on the success of our first quarter performance by further increasing production, maintaining low lease operating expenses and realizing strong pricing.

“Our exploration activity is well underway. At our Yellow Jacket shale gas prospect in the Paradox Basin, we finished drilling our first horizontal well with a 2,900 foot lateral and are testing six stages that were fracture stimulated. At Blacktail Ridge/Lake Canyon, we are continuing to drill our delineation program, recently completing our first two infill test wells with encouraging preliminary results.

“As a result of our strong first half 2008 results, including improved operating cost performance, we are updating some of our 2008 forecasts. We are raising our production estimate range to 77 - 80 Bcfe from its prior estimate of 74 - 78 Bcfe. We also anticipate an increase in capital expenditures to $625 - $650 million, up $50 million, which will include increased 2008 drilling at our Piceance and West Tavaputs projects. And, we are achieving lower lease operating expenses and have reduced the estimated cost per Mcfe to $0.62 - $0.65 from $0.64 - $0.68.”

Production for the quarter ended June 30, 2008 was 19.2 Bcfe, representing a 28% increase from the second quarter of 2007 and a 5% increase sequentially. For the first half 2008, production totaled 37.4 Bcfe, representing a 28% increase compared with 29.2 Bcfe in the first half of 2007. During the second quarter 2008, Rocky Mountain regional natural gas prices continued to be strong while oil prices reached record highs. Including the effects of the Company’s hedging activities, the average sales price realized in the second quarter of 2008 was $8.31 per Mcfe compared with $5.92 per Mcfe in the second quarter of 2007.

Discretionary cash flow (a non-GAAP measure, see page 12 for explanation and reconciliation) was $113.4 million in the second quarter of 2008, or $2.50 per diluted common share, up 106% compared with the second quarter of 2007. The year-over-year increase was primarily the result of the 28% increase in production, a 40% increase in the average realized price and a 42% decline in per unit lease operating expenses, partially offset by higher per unit gathering, transportation and production tax expenses. For the first half of 2008, discretionary cash flow was $221.7 million, or $4.90 per diluted common share, up 79% compared with $123.7 million or

$2.77 per diluted common share in the prior year period, also due primarily to increased production, higher commodity prices and lower per unit lease operating expenses.

Net income was $34.0 million, or $0.75 per diluted common share, for the second quarter of 2008 compared with $9.9 million or $0.22 per diluted common share in the second quarter of 2007. The 243% increase in net income was primarily a result of higher production and a higher per unit profit margin, including reduced per unit depreciation, depletion and amortization expenses. For the first six months of 2008, net income was $64.7 million, or $1.43 per diluted common share, up from $24.0 million or $0.54 per diluted common share in the prior year period, also as a result of higher production and a higher per unit profit margin.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the second quarter of 2008:

	Second Quarter 2008			Year to Date through June 30, 2008
Basin	Average Net Production (MMcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)	Average Net Production (MMcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Uinta	76	16	$39.4	78	26	$77.2
Piceance	86	31	54.3	85	61	104.2
Powder River	21	39	8.4	19	113	16.5
Wind River	28	0	7.6	24	1	15.0
Other	—	3	8.3	—	3	14.1

Total	211	89	$118.0	206	204	$227.0

Second quarter 2008 capital expenditures totaled $118 million. The Company has increased its capital budget for 2008 to $625 to $650 million from $575 to $600 million. The increased estimate includes maintaining a fourth and adding a fifth rig at the Piceance Basin development project, thereby increasing total wells to be drilled in 2008, and drilling additional wells at the West Tavaputs development project in 2008, enabled by improved drilling times, as well as certain increased drilling costs. The Company expects to spend approximately 80% of its 2008 capital budget on development at its key assets in the Uinta, Piceance and Powder River Basins, and approximately 20% on delineation of prior discoveries and new exploration. The Company has 16 rigs currently drilling and anticipates participating in the drilling of 435 to 460 gross wells, up from 415 to 450, for the full year 2008, including 230 coal bed methane (CBM) wells.

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 63 million cubic feet per day (MMcfe/d). During June and July, the Company added two rigs for a total of three shallow rigs currently drilling. The Company has contracted with a third party provider for additional processing capacity and expects approximately 39 MMcf/d to come on line in early September, increasing to approximately 65 MMcf/d in September 2009. The Company continues to expect the Record of Decision on the Environmental Impact Statement for this property by year-end.

The West Tavaputs program continues to offer low-risk growth in the shallow zones as well as upside opportunity through the deep potential of the east and west structures and in the Mancos shale. At the end of the second quarter 2008, the Company had an approximate 97% working interest in production from 102 gross wells in its West Tavaputs shallow and deep programs.

During the second quarter of 2008, the Company recompleted the 15-6 deep well to test the Mancos shale. Recompletion included fracture stimulation of six zones. Due to problems in the well casing, three of the six stimulations were unsuccessful and three were sub-optimal. Despite a compromised well completion, the well initially produced between 400 and 500 Mcf/d and currently produces between 200 and 250 Mcf/d. The Company plans to further test the Mancos shale in 2009.

In June 2008, the Company tested the Peter’s Point 7-1 ultra-deep well targeting the Pennsylvanian Weber and Mississippian Leadville formations and determined the targeted zones were non-commercial. As a result, a dry hole expense of $3.4 million was recorded in the second quarter of 2008 for the proportionate share of well costs attributable to the ultra-deep zones. However, the Company intends to complete the well in certain zones at or above 15,970 feet, including the Navajo and potentially the Moenkopi and Mancos shales.

Blacktail Ridge/Lake Canyon - The Company currently has 10 producing wells and four wells to be completed in the area with current gross production averaging more than 950 barrels of oil equivalent per day (boepd) for the month of July. Production has yet to be optimized for all of the producing wells as the Company tests the productivity of selected depth intervals, completion methods and geologic areas, including its infill location inventory. Results from the first two infill wells have been encouraging to date, and we are continuing completion activity on those two wells.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 86 MMcfe/d. Expansion of Company owned compression facilities is expected to be completed August 15, 2008, adding 30 MMcf/d gross of compression capacity with additional facilities for 20 MMcf/d gross capacity to be completed in October. The Piceance program continues to be a key, low-risk, high growth development area for the Company.

The Company currently has four rigs operating in the area and plans to add a fifth purpose-built rig in late August. Compared with the initial 2008 Piceance drilling program set in late 2007, the Company expects to drill 20 – 25 additional wells with the addition of a fourth and fifth rig. Drilling results on 10-acre density continue to be positive with 46 successful 10-acre wells drilled year-to-date.

At the end of the second quarter of 2008, the Company had an approximate 93% working interest in production from 365 gross wells in its Gibson Gulch program.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 20 MMcfe/d and the Company has five rigs operating in the area. While Big George CBM production in the Cat Creek area remains constrained, production in the area continues to increase with additional compression capacity added in the second quarter and more compression capacity scheduled for early third quarter of 2008. During the third quarter, the Company anticipates new production from the Pumpkin Creek and Willow Creek areas and continued ramp-up in production from the Dead Horse and Pine Tree areas.

At the end of the second quarter of 2008, the Company had an approximate 73% working interest in production from 690 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog – During the second quarter, the Company recompleted a third zone in the Bullfrog 14-18 Frontier well (68% net revenue interest/94% working interest) that has produced at rates as high as 29 MMcfe/d gross and is currently producing at approximately 23 MMcfe/d gross. The Company has identified two similar recompletion opportunities on other Company operated wells along the same fault block, one of which is underway.

The Cave Gulch deep drilling program was initiated in February 2008 with the spud of the 31-32 well (37% working interest) targeting the Frontier, Muddy and Lakota formations at 17,000 - 19,000 feet. The well encountered circulation problems in the highly fractured Frontier zone, requiring sidetracking of the well. The well is expected to reach total depth at approximately 18,950 feet in mid-August, and the Company intends to operate a one-rig continuous program in the area through 2008.

Paradox Basin, Colorado

Yellow Jacket – In late July 2008, the Company completed its first horizontal test well (55% working interest) at the Yellow Jacket prospect. The well encountered gas shows in the Gothic shale through the entire 2,900 foot lateral and was completed with six fracture stimulation stages. We are currently recovering fracture stimulation fluid pumped into this well, which is expected to take up to three weeks.

Green Jacket – The Company is planning to drill a 5,800 foot vertical well (50% working interest) to test the Hovenweep shale and expects to spud the well later in the month.

Salt Flank – Later in the third quarter, the Company expects to spud its first Pine Ridge well (80% working interest), targeting the Cutler and Honaker Trail formations to a depth of 10,000 feet.

Hook – During July 2008, the Company spud its first well (50% working interest) in the Hook prospect, targeting the Manning Canyon shale. The well is expected to reach total depth at approximately 8,000 feet in August 2008.

Montana Overthrust, Montana

Circus – During the second quarter of 2008, the Company drilled two of four wells planned in 2008 to analyze and test the Cody shale and has commenced drilling of the third well. Approximately 969 feet of core from the second well is being evaluated and additional core will be cut and evaluated on the third well prior to well completions. Production from this area will depend on the discovery of commercial quantities of natural gas to support infrastructure build-out. The Company has a 50% working interest in this potential regional resource play.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company is confirming and/or updating its 2008 full year guidance as follows:

•	Oil and natural gas production of 77 to 80 Bcfe, up from 74 to 78 Bcfe

•	Lease operating costs per Mcfe of $0.62 to $0.65, down from $0.64 to $0.68

•	Gathering and transportation costs per Mcfe of $0.54 to $0.59, unchanged

•	General and administrative expenses before noncash stock-based compensation between $38 and $40 million, unchanged

•	Capital budget increased to $625 to $650 million from $575 to $600 million

Commodity Hedges Update

During the second quarter of 2008, the Company had hedges in place for approximately 70% of its natural gas production volumes and approximately 67% of its oil production volumes, which resulted in a decrease in natural gas revenues of $21.8 million and a reduction in oil revenues of $4.6 million. The net effect reduced the average price received per Mcfe from $9.68 to $8.31.

For the remaining two quarters of 2008, the Company has hedges in place for approximately 29 Bcfe, or approximately 68% to 73% of projected production. The Company also has hedges in place for approximately 60 Bcfe in 2009 and approximately 44 Bcfe in 2010. It is currently the Company’s strategy to hedge 50% to 70% of production through basis at regional sales points on a forward basis in order to reduce the risks associated with unpredictable future natural gas and oil prices and to provide certainty for a portion of its cash flow to support its capital expenditure program.

The following table summarizes swap positions as of July 31, 2008:

	Natural Gas		Oil
Period	Volume (MMBtu/d)	Weighted Average Swap Price (CIG,TCO or PEPL/MMBtu)	Volume (Bbls/d)	Weighted Average Swap Price (WTI/Bbl)
3Q08	123	$6.64	575	$73.84
4Q08	116	7.10	575	73.84
1Q09	159	7.96	375	74.41
2Q09	159	6.89	375	74.41
3Q09	159	6.89	375	74.41
4Q09	99	7.32	375	74.41
1Q10	89	7.69	—	—
2Q10	142	6.94	—	—
3Q10	142	6.94	—	—
4Q10	61	7.02	—	—

In addition, the Company has hedged certain volumes with collar contracts as follows:

	Natural Gas		Oil
Period	Volume (MMBtu/d)	Price (CIG or PEPL/MMBtu)	Volume (Bbls/d)	Price (WTI/Bbl)
CAL 2008	35	$6.50/$10.00	525	$70.48/$81.62
Nov-Dec 2008	30	7.83/12.08
Jun-Dec 2008			100	90.00/160.00
CAL 2009	25	6.45/10.22	550	86.82/143.51
Jan-Mar 2009	20	8.75/12.53
Nov-Dec 2009	10	6.00/9.63
CAL 2010			300	90.00/163.00
Jan-Oct 2010	20	6.00/10.41
Apr-Oct 2010	10	7.00/11.00

Debt

At June 30, 2008, borrowings outstanding under the Company’s revolving credit facility were $154.0 million, providing $313.0 million in available capacity. The Company also had outstanding 5% convertible senior notes in the amount of $172.5 million.

SECOND QUARTER RESULTS WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss second quarter 2008 operating and financial results. Please join Bill Barrett Corporation executive management at noon eastern time/10:00 a.m. mountain time for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-362-4831 (617-597-5347 international callers) with passcode 17407682. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through August 8, 2008 at call-in number 888-286-8010 (617-801-6888 international callers) with passcode 10233073.

DISCLOSURE STATEMENTS

Forward-looking statements:

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing updated 2008 full year guidance, which contains projections for certain 2008 operational and financial results and forward-looking statements regarding the Company’s capital expenditure program and exploration and development activities. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, filed with the Securities and Exchange Commission on February 27, 2008, and other filings with the SEC, for a description of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, exploration drilling and test results, transportation, processing, availability of third party gathering, market conditions, oil and gas price volatility, risks related to hedging activities including counterparty viability, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC. The Company encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Production Data:
Natural gas (MMcf)	18,274	13,924	35,606	26,955
Oil (MBbls)	157	188	301	378
Combined volumes (MMcfe)	19,216	15,052	37,412	29,223
Daily combined volumes (MMcfed)	211	165	206	161
Average Prices (before the effects of realized hedges)
Natural gas (per Mcf)	$9.24	$4.09	$8.64	$5.08
Oil (per Bbl)	109.70	58.51	97.46	54.53
Combined (per Mcfe)	9.68	4.52	9.00	5.39
Average Prices (includes effects of realized hedges)
Natural gas (per Mcf)	$8.05	$5.60	$8.03	$6.12
Oil (per Bbl)	80.03	58.99	75.14	55.33
Combined (per Mcfe)	8.31	5.92	8.25	6.36
Average Costs (per Mcfe):
Lease operating expense	$0.55	$0.95	$0.53	$0.79
Gathering and transportation expense	0.53	0.35	0.53	0.36
Production tax expense	0.71	0.34	0.64	0.37
Depreciation, depletion and amortization	2.56	2.95	2.68	2.92
General and administrative expense, excluding stock-based compensation	0.51	0.50	0.55	0.51

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production	$159,664	$89,096	$308,709	$185,978
Unrealized derivative loss (1)	(3,313)	—	(4,843)	—
Other	1,168	11,557	2,855	13,055

Total operating and other revenues	157,519	100,653	306,721	199,033

Operating Expenses:
Lease operating	10,542	14,246	19,843	23,086
Gathering and transportation	10,244	5,266	19,643	10,392
Production tax	13,627	5,139	23,886	10,696
Exploration	1,284	1,152	1,925	2,758
Impairment, dry hole costs and abandonment	3,603	3,274	5,155	6,872
Depreciation, depletion and amortization	49,160	42,785	100,117	81,858
General and administrative (2)	9,788	7,587	20,420	14,865
Non-cash stock-based compensation (2)	4,563	2,591	8,146	4,481

Total operating expenses	102,811	82,040	199,135	155,008

Operating Income	54,708	18,613	107,586	44,025

Other Income and Expense:
Interest and other income	395	516	867	1,048
Interest expense	(3,935)	(3,079)	(7,561)	(5,954)

Total other income and expense	(3,540)	(2,563)	(6,694)	(4,906)

Income before Income Taxes	51,168	16,050	100,892	39,119
Provision for Income Taxes	17,186	6,192	36,202	15,077

Net Income	$33,982	$9,858	$64,690	$24,042

Net Income Per Common Share
Basic	$0.76	$0.22	$1.46	$0.55
Diluted	$0.75	$0.22	$1.43	$0.54

Weighted Average Common Shares Outstanding
Basic	44,425	44,008	44,352	43,970
Diluted	45,447	44,799	45,242	44,646

(1)	In accordance with FAS No. 133, there is ineffectiveness associated with a small portion of the value of hedges entered into for forward periods due to slight differences in the delivery point and or timing of delivery. During the second quarter of 2008, the Company recorded a $1.0 million loss related to this ineffectiveness. In addition, certain transactions, to which Mid-continent natural gas hedges were designated, were deemed no longer probable of occurring. The Company discontinued hedge accounting for these prospective hedges and reclassified $2.3 million to commodity derivative losses. The second quarter total was $3.3 million and the year-to-date total was $4.8 million. These are non-cash charges.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

	As of June 30, 2008	As of December 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$87,008	$60,285
Other current assets	149,006	71,142
Property and equipment, net	1,317,819	1,195,832
Other noncurrent assets	6,374	2,428

Total assets	$1,560,207	$1,329,687

Liabilities and Stockholders’ Equity:
Current liabilities (1)	$310,517	$139,568
Notes payable under bank credit facility	154,000	274,000
Convertible senior notes	172,500	—
Other long-term liabilities (1)	215,800	142,608
Stockholders’ equity	707,390	773,511

Total liabilities and stockholders’ equity	$1,560,207	$1,329,687

(1)	At June 30, 2008, the estimated fair value of all of our commodity derivative instruments was a liability of $220.7 million, comprised of $158.7 million of current liabilities and $62.0 million of non-current liabilities. The Company will reclassify the appropriate cash flow hedge amounts from other comprehensive income to gains or losses included in natural gas and oil production operating revenues as the hedged production quantity is produced. This amount will fluctuate quarterly based on estimated future commodity prices.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Operating Activities:
Net income	$33,982	$9,858	$64,690	$24,042
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	49,160	42,785	100,117	81,858
Impairment, dry hole costs and abandonment costs	3,603	3,274	5,155	6,872
Unrealized derivative loss	3,313	—	4,843	—
Deferred income taxes	17,074	6,192	35,980	15,077
Stock compensation and other non-cash charges	4,913	2,753	8,887	4,822
Amortization of deferred financing costs	467	121	715	233
Gain on sale of properties	(401)	(10,994)	(573)	(11,996)

Change in assets and liabilities:
Accounts receivable	(11,338)	23,801	(30,870)	24,759
Prepayments and other assets	(3,054)	(1,043)	(6,168)	(2,526)
Accounts payable, accrued and other liabilities	6,279	12,181	3,197	(1,311)
Amounts payable to oil & gas property owners	3,791	(2,593)	2,646	1,723
Production taxes payable	5,914	2,844	10,280	4,480

Net cash provided by operating activities	$113,703	$89,179	$198,899	$148,033

Investing Activities:
Additions to oil and gas properties, including acquisitions	(108,463)	(101,031)	(223,455)	(188,125)
Additions of furniture, equipment and other	(861)	(682)	(1,466)	(2,114)
Proceeds from sale of properties	427	81,509	1,639	82,844

Net cash used in investing activities	$(108,897)	$(20,204)	$(223,282)	$(107,395)

Financing Activities:
Proceeds from debt	20,000	10,000	219,800	22,000
Principal payments on debt	(21)	(78,000)	(167,035)	(78,000)
Proceeds from sale of common stock	1,815	1,900	3,444	2,252
Deferred financing costs and other	(515)	(2)	(5,103)	(84)

Net cash provided by financing activities	$21,279	$(66,102)	$51,106	$(53,832)

Increase (Decrease) in Cash and Cash Equivalents	26,085	2,873	26,723	(13,194)
Beginning Cash and Cash Equivalents	60,923	25,255	60,285	41,322

Ending Cash and Cash Equivalents	$87,008	$28,128	$87,008	$28,128

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow(1) from Net Income

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(in thousands, except per unit amounts)
Net Income	$33,982	$9,858	$64,690	$24,042
Adjustments to reconcile to discretionary cash flow (1)
Depreciation, depletion and amortization	49,160	42,785	100,117	81,858
Impairment, dry hole costs and abandonment costs	3,603	3,274	5,155	6,872
Exploration expense	1,284	1,152	1,925	2,758
Unrealized derivative loss	3,313	—	4,843	—
Deferred income taxes	17,074	6,192	35,980	15,077
Stock compensation and other non-cash charges	4,913	2,753	8,887	4,822
Amortization of deferred financing costs	467	121	715	233
Gain on sale of properties	(401)	(10,994)	(573)	(11,996)

Discretionary Cash Flow (1)	$113,395	$55,141	$221,739	$123,666

Per share, diluted	$2.50	$1.23	$4.90	$2.77
Per Mcfe	$5.90	$3.66	$5.93	$4.23

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, amortization of deferred financing costs, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.